Filed Pursuant to Rule 424(b)(2)

Registration No. 333-233960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Aggregate Offering Price	Amount of Registration Fee(1)
Debt securities
3.500% Senior Notes due 2050	U.S.$ 1,470,465,000	U.S.$190,866.36
Guarantees		—(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 26, 2019)

Fomento Económico Mexicano, S.A.B. de C.V.

U.S. $1,500,000,000 3.500% Senior Notes due 2050

We are offering U.S. $1,500,000,000 aggregate principal amount of our 3.500% senior notes due 2050 (the “notes”).

We will pay interest on the notes on January 16 and July 16 of each year, beginning on July 16, 2020. The notes will mature on January 16, 2050.

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries.

In the event of certain changes in the applicable rate of withholding taxes on interest (or amounts deemed interest), we may redeem the outstanding notes, in whole but not in part, at a price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon. We will have the right at our option to redeem the outstanding notes in whole at any time or in part from time to time prior to July 16, 2049 (the date that is six months prior to the maturity date of the notes or the “Par Call Date”), at a redemption price equal to the greater of par and a “make-whole” amount described herein, plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon. We will have the right at our option to redeem the notes, in whole at any time or in part from time to time on and after the Par Call Date at par plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon. See “Description of Notes—Redemption of Notes” in this prospectus supplement.

We will apply to list the notes on the New York Stock Exchange (the “NYSE”).

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 4 of the accompanying prospectus to review risk factors you should consider before purchasing the notes.

	Price to Public(1)	Underwriting Discounts	Price to Underwriters	Proceeds to FEMSA(2)
3.500% Senior Notes due 2050	98.031%	0.200%	97.831%	U.S. $	1,467,465,000

(1)	Plus accrued interest, if any, from January 16, 2020.
(2)	Before deducting expenses payable by us related to this offering.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO. THE NOTES MAY BE OFFERED IN MEXICO TO INVESTORS THAT QUALIFY AS INSTITUTIONAL OR ACCREDITED INVESTORS, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE SECURITIES MARKET LAW AND REGULATIONS THEREUNDER. WE WILL NOTIFY THE CNBV OF THE OFFERING OF THE NOTES OUTSIDE OF MEXICO AND OF THE TERMS OF THE NOTES FOR INFORMATION AND STATISTICAL PURPOSES ONLY, AND THE DELIVERY OF SUCH NOTICE TO, AND THE RECEIPT THEREOF BY, THE CNBV IS NOT A CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAVE NOT BEEN FILED WITH, OR REVIEWED OR AUTHORIZED BY, THE CNBV. THE ACQUISITION OF THE NOTES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE BASED UPON ITS OWN EXAMINATION OF US AND WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

None of the CNBV, the U.S. Securities and Exchange Commission (the “SEC”) or any U.S. state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form through The Depository Trust Company (“DTC”) on January 16, 2020.

Joint Bookrunners

BofA Merrill Lynch	Goldman Sachs & Co. LLC	J.P. Morgan

This prospectus supplement is dated January 13, 2020.

PROSPECTUS SUPPLEMENT

All references to “FEMSA,” “our,” “company,” “us” and “we” in this prospectus supplement are to Fomento Económico Mexicano, S.A.B. de C.V., a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico and, unless otherwise indicated or the context requires otherwise, its consolidated subsidiaries.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Neither we nor any of the underwriters has authorized any person to give you any other information, and neither we nor any of the underwriters takes any responsibility for any other information that others may give you. This document may only be used where it is legal to sell the notes. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate or complete as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of the notes in any jurisdiction where the offer is not permitted.

This prospectus supplement is based on information provided by us and other sources that we consider to be reliable. This prospectus supplement summarizes certain documents and other information and we refer you to such documents and other documents for a more complete understanding of what we discuss in this prospectus supplement. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus supplement to be legal, business or tax advice. You should consult your own counsel, accountant, business advisor and tax advisor for legal, financial, business and tax advice regarding any investment in the notes.

We reserve the right to withdraw this offering of the notes at any time and we and the underwriters reserve the right to reject any commitment to subscribe the notes in whole or in part and to allot to any prospective investor less than the full amount of notes sought by that investor. The underwriters and certain of their respective related entities may acquire for their own account a portion of the notes.

S-i

You must comply with all applicable laws and regulations in force in your jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference herein. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision.

Overview

We are a leading company that participates in the following businesses:

•	the beverage industry, through Coca-Cola FEMSA, the largest franchise bottler of Coca-Cola products in the world by volume;

•

the retail industry, through FEMSA Comercio, comprising of (1) the Proximity Division, operating the OXXO small-format store chain, (2) the Fuel Division, operating the OXXO GAS chain of retail service stations and (3) the Health Division, which includes drugstores and related operations;

•

the beer industry, through our ownership of the second largest equity stake in Heineken Holding N.V. (the “Heineken Investment”), one of the world’s leading brewers with operations in over 70 countries; and

•

other ancillary businesses (“Other Businesses”), including logistics services, quick-service restaurants, small-format stores, point-of-sale refrigeration, food processing equipment and plastics solutions.

We are a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. Our principal headquarters are located at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico. Our telephone number at this location is (+52-81) 8328-6000.

The following table presents an overview of our operations by reportable segment and by geographic area:

Operations by Segment—Overview

Year Ended December 31, 2018 and % of growth (decrease) vs. previous year

				FEMSA Comercio
	Coca-Cola FEMSA(1)			Proximity Division(4)			Fuel Division		Health Division		Heineken Investment
	(in millions, except for employees and percentages)
Total revenues	Ps.182,342	—		Ps.167,458	12%		Ps.46,936	22%	Ps.51,739	9%	Ps.—	—
Gross Profit	83,938	1%		65,529	17%		4,231	53%	15,865	12%	—	—
Share of the profit of equity accounted investees, net of taxes	(226)	(477	)%(2)	(17)	440	%(3)	—	—	—	—	6,478	(17)%
Total assets	263,787	(8)%		75,146	16%		7,015	50%	35,881	(7)%	86,340	13%
Employees	87,983	(13)%		142,428	10%		7,163	23%	21,974	2%	—	—

(1)	For 2018, consolidated total revenues exclude the financial information of KOF Philippines due to its discontinued operation classification.
(2)	Reflects the percentage decrease between the loss of Ps. 226 million recorded in 2018 and the gain of Ps. 60 million recorded in 2017.
(3)	Reflects the percentage decrease between the loss of Ps. 17 million recorded in 2018 and the gain of Ps. 5 million recorded in 2017.
(4)

In 2018, FEMSA Comercio’s “Retail Division” removed operations that are not directly related to proximity store business, including restaurant and discount retail units. The removed operations are included in Other Businesses. The business segment is now named the Proximity Division. See note 26 to our audited consolidated financial statements.

Total Revenues Summary by Segment(1)(2)

	Year Ended December 31
	2018	2017	2016
	(in millions)
Coca-Cola FEMSA	Ps.182,342	Ps.183,256	Ps.177,718
FEMSA Comercio
Proximity Division	167,458	149,833	133,228
Health Division	51,739	47,421	43,411
Fuel Division	46,936	38,388	28,616
Other Businesses	42,293	39,732	33,406
Consolidated total revenues	Ps.469,744	Ps.439,932	Ps.399,507

(1)

The sum of the financial data for each of our segments differs from our consolidated total revenues due to intercompany transactions, which are eliminated in consolidation, and certain assets and activities of FEMSA. For 2018 and 2017, consolidated total revenues exclude the financial information of KOF Philippines due to its discontinued operation classification.

(2)

In 2018, FEMSA Comercio’s “Retail Division” removed operations that are not directly related to proximity store business, including restaurant and discount retail units. The removed operations are included in “Other Business.” The business segment is now named the Proximity Division.

Business Strategy

We understand the importance of connecting with our end consumers by interpreting their needs, and ultimately delivering the right products to them for the right occasions and the optimal value proposition. We strive to achieve this by developing brand value, expanding our significant distribution capabilities and improving the efficiency of our operations while aiming to reach our full potential. We continue to improve our information gathering and processing systems in order to better know and understand what our consumers want and need, and we are improving our production and distribution by more efficiently leveraging our asset base.

Our objective is to generate economic and social value through our companies and institutions.

We believe that the competencies that our businesses have developed can be replicated in other geographic regions. This underlying principle guides our consolidation and growth efforts, which have led to our current continental footprint. We operate in Mexico, Central and South America, including some of the most populous metropolitan areas in Latin America—which provides us with opportunities to create value through both an improved ability to execute our strategies in complex markets and the use of superior commercial tools. We have also increased our capabilities to operate and succeed in other geographic regions by improving management skills in order to obtain a precise understanding of local consumer needs. Going forward, we intend to use those capabilities to continue our international expansion of both Coca-Cola FEMSA and FEMSA Comercio, expanding both our geographic footprint and our presence in the non-alcoholic beverage industry and in small box retail formats, as well as taking advantage of potential opportunities across markets to leverage our capability set.

In our drugstore business in Mexico and South America, and our fuel service station business in Mexico, we are applying our retail and operational capabilities to develop attractive value propositions for consumers in these formats.

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms and conditions of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Fomento Económico Mexicano, S.A.B. de C.V.

Notes Offered	U.S. $1,500,000,000 aggregate principal amount of 3.500% senior notes due 2050.

Price to Public	98.031% of principal amount, plus accrued interest, if any, from January 16, 2020.

Issue Date	The notes will be issued on January 16, 2020.

Maturity Date	The notes will mature on January 16, 2050.

Interest Rate	The notes will bear interest at the rate of 3.500% per year from January 16, 2020.

Currency of Payment	All payments of principal and premium, if any, and interest on the notes will be made in U.S. dollars.

Calculation of Interest	Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on the notes will be payable on January 16 and July 16 of each year, beginning on July 16, 2020. Purchasers of the notes will be entitled to receive the full amount of the first interest payment on July 16, 2020.

Ranking	We are a holding company and our principal assets are shares that we hold in our subsidiaries. The notes will be our unsecured and unsubordinated obligations. As a result, the notes will not be secured by any of our assets or properties and will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries in respect of assets of and revenue generated by such subsidiaries. In the event of a bankruptcy, concurso mercantil, quiebra, liquidation or other similar proceeding by or against us, the notes would rank equally in right of payment with all our other existing and future unsecured and unsubordinated obligations, and junior to certain obligations given preference under applicable law, including tax, labor and social security obligations. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.

As of September 30, 2019, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps. 40,786 million (U.S. $2,066 million).

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds” and “Capitalization” in this prospectus supplement.

Further Issues	We may, from time to time without the consent of holders of the notes, issue additional notes on the same terms and conditions, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with the notes. See “Description of Debt Securities—Further Issues” in the accompanying prospectus.

Payment of Additional Interest

If you are not a resident of Mexico for tax purposes, payments of interest (or amounts deemed interest, including original issue discount) on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9%. See “Taxation—Mexican Tax Considerations” in the accompanying prospectus. We will pay additional interest in respect of those payments of interest so that the amount you receive after Mexican withholding tax is paid equals the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Interest” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.

We will not be required to pay such additional interest if we become or any successor of us becomes an entity organized under the laws of the United States.

Optional Redemption

Make-whole Redemption. We will have the right at our option to redeem the notes in whole at any time or in part from time to time prior to July 16, 2049 (the date that is six months prior to the maturity date of the notes or the “Par Call Date”), at a redemption price equal to the greater of par and a “make-whole amount” described herein, plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon.

Par Redemption. We will have the right at our option to redeem the notes, in whole at any time or in part from time to time on and after the Par Call Date at par plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon.

See “Description of Notes—Redemption of Notes” in this prospectus supplement and “Description of Debt Securities—Redemption of Debt Securities” in the accompanying prospectus.

Tax Redemption	We may redeem the notes, in whole but not in part, at any time at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon, if, as a result of certain changes in tax laws applicable to payments under the notes, there is an increase in the additional interest we are obligated to pay under the notes, as described under “Description of Notes—Redemption of Notes—Tax Redemption” in this prospectus supplement and “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Listing	We will apply to list the notes on the New York Stock Exchange. However, even if admission to listing is obtained, we will not be required to maintain it.

CUSIP	The CUSIP for the notes is 344419 AC0.

ISIN	The ISIN for the notes is US344419AC03.

Form and Denominations	The notes will be issued only in registered form without coupons and in minimum denominations of U.S. $150,000 and integral multiples of U.S. $2,000 in excess thereof.

Trustee, Security Registrar, Paying Agent and Transfer Agent	The Bank of New York Mellon.

Taxation	See “Taxation” in the accompanying prospectus for a summary of certain Mexican federal and U.S. federal income tax considerations.

Governing Law	The indenture, the supplemental indentures relating to the notes and the notes will be governed by the laws of the State of New York.

Risk Factors	Before making an investment decision, prospective purchasers of notes should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” in this prospectus supplement and the accompanying prospectus and under “Item 3.—Key Information—Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2018, incorporated by reference herein.

PRESENTATION OF FINANCIAL INFORMATION

Financial Statements

Our audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the accompanying notes, are included in our annual report on Form 20-F for the year ended December 31, 2018 filed with the SEC on April 24, 2019 (the “2018 Form 20-F”), which is incorporated herein by reference. Our unaudited interim condensed consolidated financial statements as of June 30, 2019 and for the six months ended June 30, 2019 and 2018, are included in our report on Form 6-K filed with the SEC on September 26, 2019, which is incorporated herein by reference. Our unaudited interim condensed consolidated financial information as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018, are included in our report on Form 6-K filed with the SEC on January 13, 2020, which is incorporated herein by reference. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IASB”). Our unaudited interim condensed consolidated financial information has been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting,” as issued by the IASB. Our consolidated financial statements are presented in Mexican pesos. The financial statements of our non-Mexican subsidiaries have been translated to Mexican pesos. Note 3 to our audited consolidated financial statements describes how we translate the financial statements of our non-Mexican subsidiaries. This data should also be read together with “Item 5—Operating and Financial Review and Prospects” included in the 2018 Form 20-F, which is incorporated herein by reference, and the discussion of our six-month unaudited interim condensed consolidated financial results included in our Form 6-K filed to the SEC on September 26, 2019, which is incorporated herein by reference.

Currency

References herein to “Mexican pesos” or “Ps.” are to the lawful currency of Mexico. References herein to “U.S. dollars” or “U.S. $” are to the lawful currency of the United States and to “R$” are to the lawful currency of Brazil.

This prospectus supplement contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the Mexican peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from Mexican pesos at the exchange rate of Ps. 19.7420 to U.S. $1.00, which was the noon buying rate for Mexican pesos per U.S. dollar as published by the U.S. Federal Reserve Board in its H.10 Weekly Release of Foreign Exchange Rates for September 30, 2019.

Rounding

Certain figures included in this prospectus supplement have been rounded for ease of presentation. Percentage figures included in this prospectus supplement have not, in all cases, been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus supplement may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them due to rounding.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement incorporates important information about us that is not included in or delivered with this prospectus supplement. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 24, 2019 (SEC File No. 001-35934);

•

any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement;

•

our report on Form 6-K, filed with the SEC on September 26, 2019 (SEC File No. 001-35934), containing our unaudited interim condensed consolidated financial information as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 and a discussion of our results of operations for the first six months of 2019;

•	our report on Form 6-K, filed with the SEC on January 13, 2020 (SEC File No. 001-35934), containing a discussion of our results of operations for the first nine months of 2019; and

•

any future reports on Form 6-K that we file with, or furnish to, the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3ASR (SEC File No. 333-233960).

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico, Attention: Investor Relations, telephone (52-81) 8328-6000.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

RISK FACTORS

You should refer to the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3—Key Information—Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2018 incorporated by reference in this prospectus supplement.

Risks Related to the Notes

There may not be a liquid trading market for the notes

Application will be made to have the notes listed on the New York Stock Exchange. The notes are new securities, and prior to this offering, there has been no established market for the notes. The underwriters have advised us that they intend to make a market in the notes, but the underwriters are not obligated or required to do so. The underwriters may discontinue any market making activities in the notes at any time, at their sole discretion. If an active market for the notes does not develop, the price of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We cannot assure you that the credit ratings for the notes will not be lowered, suspended or withdrawn by the rating agencies

The credit ratings of the notes may change after issuance. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies. We cannot assure you that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in the judgment of such rating agencies, circumstances so warrant. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price and marketability of the notes.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and transaction expenses, are expected to be approximately U.S. $1,464,565,000. We intend to use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2019, and as adjusted to reflect the issuance and sale of the notes offered hereby. U.S. dollar amounts in the table are presented solely for your convenience using the exchange rate of Ps. 19.7420 to U.S. $1.00, which was the noon buying rate for Mexican pesos per U.S. dollar as published by the U.S. Federal Reserve Board in its H.10 Weekly Release of Foreign Exchange Rates for September 30, 2019.

	As of September 30, 2019
	Actual				As adjusted
	(in millions )		(in millions)		(in millions)		(in millions)
Cash and cash equivalents	Ps.	96,323	U.S. $	4,879	Ps.	125,236	U.S. $	6,344

Short-term debt		3,690		187		3,690		187
Current maturities of long-term debt and notes		17,716		897		17,716		897

Total short-term debt		21,406		1,084		21,406		1,084

Long-term bank loans and notes		13,031		660		13,031		660
Other long-term senior notes		49,307		2,498		49,307		2,498
U.S. $ 2.875% Senior Notes due 2023		5,844		296		5,844		296
U.S. $ 4.375% Senior Notes due 2043		13,496		684		13,496		684
Euro 1.750% Senior Notes due 2023		21,446		1,086		21,446		1,086
3.500% Senior Notes due 2050 offered hereby		—		—		28,913		1,465	(1)

Total long-term debt		103,124		5,224		132,037		6,689

Total debt	Ps.	124,530	U.S. $	6,308	Ps.	153,443	U.S. $	7,773

Equity:
Non-controlling interest	Ps.	77,364	U.S. $	3,919	Ps.	77,364	U.S. $	3,919
Controlling interest:
Capital stock and additional paid-in capital		29,900		1,515		29,900		1,515
Retained earnings		225,093		11,402		225,093		11,402
Other comprehensive income		4,589		232		4,589		232

Total controlling interest		259,582		13,149		259,582		13,149

Total equity		336,946		17,068		336,946		17,068

Total capitalization(2)		461,476		23,376		490,389		24,841

(1)	Represents approximate net proceeds from the sale of the notes, after payment of underwriting discounts and transaction expenses.
(2)	Represents total debt (short-term and long-term debt) plus total equity.

As of September 30, 2019, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps. 40,786 million (U.S. $2,066 million).

DESCRIPTION OF NOTES

The following description of the specific terms and conditions of the notes supplements the description of the general terms and conditions set forth under “Description of Debt Securities” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms and conditions of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

In this section of this prospectus supplement, references to “we,” “us” and “our” are to Fomento Económico Mexicano, S.A.B. de C.V. only and not to our subsidiaries or affiliates. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Securities, Clearing and Settlement” in the accompanying prospectus.

General

Base Indenture and Supplemental Indenture

The notes will be issued under a base indenture, dated as of April 8, 2013, and a third supplemental indenture. References to the “indenture” are to the base indenture as supplemented by the third supplemental indenture. The indenture is an agreement between us and The Bank of New York Mellon, as trustee, security registrar, paying agent and transfer agent.

The notes will not be guaranteed by any of our subsidiaries.

Principal and Interest

The aggregate principal amount of the notes will initially be U.S. $1,500,000,000. The notes will mature on January 16, 2050. The notes will bear interest at a rate of 3.500% per year from January 16, 2020.

Interest on the notes will be payable on January 16 and July 16 of each year, beginning on July 16, 2020, to the holders in whose names the notes are registered at the close of business on January 1 or July 1 immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.

Ranking of the Notes

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The notes will be our unsecured and unsubordinated obligations. As a result, the notes will not be secured by any of our assets or properties and will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries in respect of assets of and revenue generated by such subsidiaries. In the event of a bankruptcy, concurso mercantil, quiebra, liquidation or other similar proceeding by or against us, the notes would rank equally in right of payment with all our other existing and future unsecured and unsubordinated obligations, and junior to certain obligations given preference under applicable law, including tax, labor and social security obligations. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.

As of September 30, 2019, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps. 40,786 million (U.S. $2,066 million).

Currency of Payment

All payments of principal of and premium, if any, and interest on the notes will be made in U.S. dollars.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal of the notes. On the stated maturity of the principal for the notes, the full principal amount of the notes will become due and payable. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The notes will be issued only in registered form without coupons and in minimum denominations of U.S. $150,000 and integral multiples of U.S. $2,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement—Global Debt Securities Denominated in U.S. Dollars” in the accompanying prospectus.

Payment of Additional Interest

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest (or amounts deemed interest) to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus, we will pay to holders of the notes all additional interest that may be necessary so that every net payment of interest or principal (including any premium paid upon redemption of the notes and any discount deemed interest under Mexican law), if any, to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority. See “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.

Any references in this prospectus supplement to principal, premium, if any, interest or any other amount payable in respect of the notes by us will be deemed to also refer to any additional interest that may be payable in accordance with the provisions described under “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.

Redemption of Notes

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund (meaning that we will not deposit money on a regular basis into any separate account to repay the notes). In addition, holders will not be entitled to require us to repurchase their notes from them before the stated maturity.

Optional Redemption With “Make-Whole” Amount

We will have the right at our option to redeem the outstanding notes in whole at any time or in part from time to time prior to July 16, 2049 (the date that is six months prior to the maturity date of the notes or the “Par Call Date”), on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the Par Call Date as if the notes were redeemed on the Par Call Date (exclusive of accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional interest thereon.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from redemption date to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the period from the redemption date to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC or their respective affiliates which are primary U.S. government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an entity selected by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an entity selected by us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Par Redemption

On and after the Par Call Date, we will have the right, at our option. to redeem the notes in whole at any time or in part from time to time, on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the notes to be redeemed plus accrued and unpaid interest and additional interest to the redemption date on the principal amount of the notes being redeemed on such redemption date.

General Provisions for Optional Redemption

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the notes to be redeemed on such date and additional interest thereon. If less than all of the outstanding notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate or in accordance with the applicable procedures of DTC.

Tax Redemption

We will have the right to redeem the notes, in whole but not in part, at any time at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date and additional interest, if, as a result of certain changes in tax laws applicable to payments under the notes, there is an increase in the additional interest we are obligated to pay under the notes. See “Description of Debt Securities—Redemption of Debt Securities—Redemption for Taxation Reasons” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens to secure debt, enter into sale and leaseback transactions, merge or consolidate with other entities and take other specified actions, as well as requiring us to provide certain reports or information to holders of notes. See “Description of Debt Securities—Covenants” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Notices

As long as we issue notes in global form, notices to be given to holders will be given to DTC in accordance with its applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the register maintained by the security registrar, and will be deemed given when mailed.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

FORM OF NOTES, CLEARING AND SETTLEMENT

Global Notes

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may be credited within DTC to its direct and indirect participants including Euroclear Bank S.A./N.V., or “Euroclear,” and Clearstream, Luxembourg Banking, société anonyme, or “Clearstream, Luxembourg,” on behalf of the owners of such interests.

Investors may hold their interests in the global notes directly through DTC, if they are participants in DTC, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Transfer Restrictions.”

TAX CONSIDERATIONS

Stated interest on the notes will be treated as qualified stated interest for U.S. federal income tax purposes.

For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the notes and are a U.S. holder, see “Taxation—U.S. Federal Income Tax Considerations” in the accompanying prospectus.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions set forth in the agreement, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	U.S. $	500,000,000
Goldman Sachs & Co. LLC	U.S. $	500,000,000

J.P. Morgan Securities LLC	U.S. $	500,000,000

Total	U.S. $	1,500,000,000

The underwriters are committed to take and pay for all of the notes being offered. The notes may be offered or sold through certain of the underwriters’ affiliates. The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately U.S. $2,900,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

New Issue of Notes

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. We will apply to list the notes on the NYSE. However, we cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering prices or that an active trading market for the notes will develop and continue after this offering.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering, however, we will have no duty to issue additional notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and/or their affiliates may enter into derivative and/or structured transactions with clients, at their request, in connection with the notes, and the underwriters and/or their affiliates may also purchase some of the notes to hedge their risk exposure in connection with such transactions. Also, the underwriters and/or their affiliates may acquire the notes for their own proprietary accounts. Such acquisitions may have an effect on demand for and the price of the notes.

Selling Restrictions

Prohibition of sales to EEA retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, The Laws of Hong Kong) , or which do not constitute an offer to the public within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (as amended, the “FIEL”) and the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither the prospectus nor this prospectus supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and neither the prospectus, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 275 of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations , and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Mexico

The notes have not been and will not be registered with the National Securities Registry maintained by the National Banking and Securities Commission, and may not be offered or sold publicly in Mexico or otherwise be subject to intermediation activities in Mexico. The notes may only be offered on a private placement basis, to investors that qualify as an institutional investor (inversionista institucional) or an accredited investor (inversionista calificado), pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder.

Peru

The notes and the information contained in this prospectus supplement have not been and will not be registered with or approved by the Peruvian Capital Markets Superintendency (Superintendencia del Mercado de Valores) or the Lima Stock Exchange. Accordingly, the notes cannot be offered or sold in Peru, except if such offering is considered a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes, among others, that any particular offer may qualify as private if it is directed exclusively to institutional investors.

Chile

The offer of the notes began on January 13, 2020 and the notes will not be registered under Chilean Securities Market Law (Law No. 18,045, as amended) in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the Commission for the Financial Markets (Comisión para el Mercado Financiero, or the “CMF”) and, therefore, the notes are not subject to the supervision of the CMF. Because the notes are not so registered, we are not required to disclose public information about the notes in Chile. Accordingly, the notes cannot and will not be offered or sold to Chilean persons unless they are registered in the corresponding securities registry. The notes may only be offered in Chile in circumstances which have not resulted and will not result in a public offering under Chilean law or in compliance with Norma de Carácter General (Rule) No. 336, dated June 27, 2012 of the CMF.

La oferta de las notas empezó el 13 de enero de 2020 y las notas que se ofrecen no se registrarán al amparo de la Ley de Mercado de Valores de Chile (Ley No. 18,045 y sus correspondientes modificaciones) en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la Comisión para el Mercado Financiero (la “CMF”), por lo que tales valores no están sujetos a la fiscalización de la CMF. Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores. En consecuencia, las notas no pueden y no serán ofrecidos o vendidos a personas chilenas, salvo que se encuentren inscritos en el registro correspondiente. Las notas sólo pueden ser ofrecidos en Chile en circunstancias que no han resultado y que no darán lugar a una oferta pública bajo la ley chilena o siempre que se acojan a la Norma de Carácter General Nº 336, de fecha 27 de junio de 2012 de la CMF.

Colombia

The notes may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the notes to their Colombian clients.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

T+3 Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the third U.S. business day following the date hereof (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, special United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Carlos Eduardo Aldrete Ancira, our general counsel, and for the underwriters by Ritch, Mueller, Heather y Nicolau, S.C., special Mexican counsel to the underwriters.

EXPERTS

The consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. appearing in its annual report on Form 20-F for the year ended December 31, 2018, and the effectiveness of Fomento Económico Mexicano, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2018, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which, as to the consolidated financial statements, are based in part on the reports of Deloitte Accountants B.V., independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Heineken N.V. and subsidiaries incorporated herein by reference from FEMSA’s annual report on Form 20-F for the year ended December 31, 2018 have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

DEBT SECURITIES

We may from time to time offer debt securities. This prospectus describes some of the general terms that may apply to these debt securities and the general manner in which they may be offered. When we offer debt securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein and therein, before you invest in our debt securities.

We may offer and sell these debt securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell debt securities unless accompanied by a prospectus supplement.

Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” section in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase our debt securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN FILED WITH, OR REVIEWED OR AUTHORIZED BY, THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”). THE TERMS AND CONDITIONS OF ANY OFFER OF DEBT SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE WILL NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE DEBT SECURITIES OR OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY. THE DEBT SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO, PUBLICLY OR OTHERWISE, ABSENT AN AVAILABLE EXEMPTION UNDER THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES) AND REGULATIONS THEREUNDER. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN RESIDENT WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US AND WILL BE MADE UNDER SUCH INVESTORS’ OWN RESPONSIBILITY.

September 26, 2019

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to provide you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these debt securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these debt securities in any state or jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

As used in this prospectus, “FEMSA,” “we,” “our” and “us” refer to Fomento Económico Mexicano, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may from time to time offer and sell debt securities in one or more offerings.

This prospectus only provides a general description of the debt securities that we may offer. Each time we offer debt securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement, which includes this prospectus, that we filed with the SEC also includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any debt securities offered by this prospectus, you should read this prospectus, any accompanying prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

FORWARD-LOOKING INFORMATION

Some of the information contained or incorporated by reference in this prospectus contains words such as “believe,” “expect,” “anticipate” and similar expressions that identify forward-looking statements. Use of these words reflects our views about future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements as a result of various factors that may be beyond our control, including, but not limited to:

•	effects on our company from changes in our relationship with or among our affiliated companies;

•	effects on our company’s points of sale performances from changes in economic conditions and consumer preferences;

•	changes or interruptions in our information technology systems;

•	effects on our company from changes to our various suppliers’ business and demands;

•	competition;

•	significant developments in Mexico and the other countries where we operate;

•	our ability to implement our business expansion strategy, including our ability to successfully integrate mergers and acquisitions we have completed in recent years; and

•

economic or political conditions or changes in our regulatory or legal environment, including the impact of existing laws and regulations, changes thereto or the imposition of new tax, environmental, health, energy, foreign investment and/or antitrust laws or regulations impacting our business, activities and investments.

Forward-looking statements involve inherent risks and uncertainties. We caution you not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. Some of these factors are discussed under “Risk Factors” in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, any reports on Form 6-K that may be incorporated by reference in this prospectus or a prospectus supplement. They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, customer demand and competition. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

FEMSA

We are a leading company that participates in the following businesses:

•	the beverage industry through Coca-Cola FEMSA, S.A.B. de C.V., the largest franchise bottler of Coca-Cola products in the world by volume;

•

the retail industry through FEMSA Comercio, S.A. de C.V., comprising of (1) the Proximity Division, operating a small-format store chain called OXXO, (2) the Fuel Division, operating the OXXO GAS chain of retail service stations and (3) the Health Division, which includes drugstores and related operations;

•	the beer industry, through our ownership of the second largest equity stake in Heineken Holding N.V., one of the world’s leading brewers with operations in over 70 countries; and

•	other ancillary businesses, including logistics services, quick-service restaurants, small-front stores, point-of-sale refrigeration, food processing equipment and plastics solutions.

We are a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico with its principal executive offices at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico. Our telephone number at this location is (+52-81) 8328-6000.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to debt securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated by reference in this prospectus, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating to Debt Securities

There may not be a liquid trading market

If an active market for our debt securities does not develop, the price of our debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. We cannot assure you as to the liquidity of any trading market for our debt securities.

Creditors of our subsidiaries will have priority over the holders of our debt securities in claims to assets of our subsidiaries

Our debt securities will be obligations of FEMSA and not any of our subsidiaries. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of our debt securities in claims to assets of our subsidiaries. Our ability to meet our obligations, including under our debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries. In addition, our creditors may hold negotiable instruments or other instruments governed by local law that grant rights to attach our assets at the inception of judicial proceedings in the relevant jurisdiction, which attachment is likely to result in priorities benefitting those creditors when compared to the rights of holders of the debt securities.

Our debt securities will be effectively subordinated to any future secured debt

Our debt securities will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The debt securities will be effectively junior to any secured debt to the extent of the value of the assets securing such debt in the event that we become subject to a dissolution, liquidation or reorganization proceeding (concurso mercantil) or to bankruptcy (quiebra). In that event, holders of debt securities may not be able to recover any principal or interest they are due under such debt securities.

Judgments of Mexican courts enforcing our obligations under the debt securities would be payable only in Mexican pesos

If proceedings were brought in Mexico seeking to enforce in Mexico our obligations in respect of debt securities, whether as a result of the enforcement of a judgment or in connection with an original action, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico. may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Bank of Mexico (Banco de México) and published in the Official Gazette of the Federation (Diario Oficial de la Federación). As a result, the amount paid by us in Mexican pesos to holders of debt securities may not be readily convertible into the amount of U.S. dollars or other currency that we are obligated to pay under the applicable indenture. In addition, our obligation to indemnify these holders against exchange losses would be unenforceable in Mexico.

Investors may experience difficulties in enforcing civil liabilities against us or our directors, officers and controlling persons

We are organized under the laws of Mexico, and most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and the assets of our directors, officers and controlling persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of Carlos Eduardo Aldrete Ancira, our general counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

Our obligations under the debt securities would be converted in the event of bankruptcy

Under Mexico’s Law on Commercial Reorganization (Ley de Concursos Mercantiles), if we were declared bankrupt or in reorganization (concurso mercantil), our obligations under our debt securities:

•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, called Unidades de Inversión;

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar or other currency occurring after such declaration.

The collection of interest on interest may not be enforceable in Mexico

Mexican law does not permit the collection of interest on interest and, as a result, the accrual of default interest, if any, on past due ordinary interest accrued in respect of the debt securities may be unenforceable in Mexico.

Developments in other countries may affect prices for the debt securities and adversely affect our ability to raise additional financing

The market value of securities of Mexican companies is, to varying degrees, influenced by economic and securities market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reaction to developments in one country can have effects on the securities of issuers in other countries, including Mexico. We cannot assure you that events elsewhere, especially in emerging markets, will not adversely affect the market value of our securities.

Changes in our credit ratings may adversely affect your investment in the debt securities

We currently expect that, prior to issuance, the debt securities will be rated by one or more rating agencies. The ratings of credit rating agencies assigned to the debt securities will not be recommendations to purchase, hold or sell debt securities, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the debt securities, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant, including as a result of increases in our leverage or any decline in our operating results. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the debt securities.

Negative covenants in the indenture for the debt securities will have a limited effect

The indenture governing the debt securities contains only limited negative covenants that apply to us and our significant subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. In light of the limited negative covenants applicable to the debt securities, our subsidiaries may incur substantial debt, and the holders of the debt securities will be structurally subordinated to that debt.

In addition, the limitation on liens and sales and leasebacks included in the indenture may have limited effect. Pursuant to such covenants of the indenture, subject to certain exceptions, we and our significant subsidiaries shall not create, incur, issue or assume any liens on our property to secure indebtedness for borrowed money, and shall not enter into any sale and leaseback transaction if the attributable debt thereof, in the aggregate, would exceed an aggregate amount equal to the greater of (1) U.S. $4,030 million and (2) 16% of our consolidated tangible assets.

USE OF PROCEEDS

Unless otherwise disclosed in a prospectus supplement with respect to a particular offering of debt securities, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

In this section, references to “FEMSA,” “we,” “us” and “our” are to Fomento Económico Mexicano, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through the relevant depositary or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Debt Securities, Clearing and Settlement.”

Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued under a base indenture, dated as of April 8, 2013 (the “base indenture”), and supplemental indentures relating to particular series of debt securities (collectively, the “indenture”). The indenture is an agreement between us and The Bank of New York Mellon, as trustee.

Our debt securities will not be guaranteed by any of our subsidiaries.

The following section summarizes the material terms that are common to all series of debt securities issued by FEMSA, and to the indenture under which such securities are issued, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the particular terms of each series of debt securities offered in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the base indenture.

The indenture and the documents relating to each series of debt securities contain the full legal text of the matters summarized in this section. We have filed a copy of the base indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. We will file a copy of the supplemental indentures relating to particular series of debt securities with the SEC. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities, including, among others, the discussion of provisions described under “—Redemption of Debt Securities,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance,” applies to individual series of debt securities.

The Trustee

Under the indenture, the trustee has the following two main roles:

•

First, the trustee can enforce the rights of holders against us if we default in respect of the debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on behalf of holders, which we describe under “—Defaults, Remedies and Waiver of Defaults.”

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

Ranking of the Debt Securities

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The debt securities will be our unsecured and unsubordinated obligations. As a result, the debt securities will not be secured by any of our assets or properties and will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities will not be guaranteed by any of our subsidiaries. As a result, the debt securities will be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables of our subsidiaries in respect of assets of and revenue generated by such subsidiaries. In the event of a bankruptcy, concurso mercantil, quiebra, liquidation or other similar proceeding by or against us, the debt securities would rank equally in right of payment with all our other existing and future unsecured and unsubordinated obligations, and junior to certain obligations given preference under applicable law, including tax, labor and social security obligations. The debt securities do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.

Stated Maturity and Maturity

The day or dates on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day or dates on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Rate of Interest of the Debt Securities

The debt securities will bear interest at a fixed or floating rate. If the debt securities bear interest at a floating rate, the floating interest rate formula will be based on one or more base rates plus or minus a fixed amount or multiplied by a specified percentage.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S. $150,000 and integral multiples of U.S. $2,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Debt Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of a particular series of the debt securities, to issue additional debt securities on terms and conditions identical to those of the debt securities (except for the issue date and issue price), which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the debt securities. The additional debt securities will be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the debt securities, provided that any additional debt securities shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or the original debt securities were, and the additional debt securities are, are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the indenture and the description of debt securities contained in this prospectus, references to the debt securities include any additional debt securities. (Section 301)

Payment Provisions

Payments on the Debt Securities

We will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Unless otherwise specified in the applicable prospectus supplement, each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due, but not punctually paid or duly provided for, on any interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. (Section 306)

For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 1001)

Unless otherwise specified in the applicable prospectus supplement, we will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months. (Section 309)

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable procedures of the depositary as in effect from time to time. (Section 1002) Under those procedures, we will make payments through the trustee or a paying agent directly to the depositary, or its nominee, as the registered holder of the global debt security and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the register maintained by the security registrar as of the close of business on the regular record date. (Section 202) In addition, if we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payment on their debt securities at the office or agency we maintain in New York City or any other place as we may set forth in the applicable prospectus supplement. (Section 1002)

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture or the supplemental indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities, the indenture or the supplemental indenture. If interest on the debt securities is calculated on the basis of a 360-day year of twelve 30-day months, no interest will accrue on the postponed amount from the original due date to the next day that is a business day. (Section 114)

Unless otherwise specified in the applicable prospectus supplement, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order, as applicable, to close and (b) in the case of debt securities issued in certificated form, a day on which banks and financial institutions are generally open for business in the location of each office of a paying agent, but only with respect to a payment to be made at the office of such paying agent. (Section 101)

Paying Agents

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time; provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify holders of changes in the paying agents as described under “—Notices.”

Unclaimed Payments

All money paid by us to the trustee or any paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any paying agent or anyone else. (Section 1003)

Payment of Additional Interest

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest (or amounts deemed interest) to holders of debt securities who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described below, we will pay to holders of the debt securities all additional interest that may be necessary so that every net payment of interest or principal or premium to the holder will not be less than the amount provided for in the debt securities. By net payment, we mean the amount that we or our paying agent will pay the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such additional interest) by a Mexican taxing authority or the taxing authority of any other country under whose laws we or any successor of us (assuming the obligations of the debt securities, the indenture and any applicable supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”).

Our obligation to pay additional interest is, however, subject to several important exceptions. We will not pay additional interest to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:

•

any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a debt security or the enforcement of rights with respect to a debt security);

•	any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•

any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•

any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional interest on presenting such debt security for payment on any date during such 15-day period;

•

any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional interest had the beneficiary, settlor, member or beneficial owner been the holder of such debt security;

•	any taxes imposed under FATCA; and

•	any combination of the items in the bullet points above. (Section 1008)

The limitations on our obligations to pay additional interest described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1008(a))

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional interest described in the third bullet point above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the limitation described in the third bullet point above does not require that any person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund, tax exempt organization, financial institution or any other holder or beneficial owner of a debt security, register with, or provide information to, the Secretaría de Hacienda y Crédito Público (the Mexican Ministry of Finance and Public Credit, or the “SHCP”) or with the Servicio de Administración Tributaria (the Mexican Tax Administration Service or “SAT”) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with the applicable law of the Taxing Jurisdiction. We will also provide the trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the trustee evidencing the payment of taxes in respect of which we have paid any additional interest. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1008(a))

In the event that additional interest actually paid with respect to the debt securities pursuant to the preceding paragraphs is based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1008(d))

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended) (the “Code”), as in effect on the date of issuance of the applicable debt securities (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Any reference in this prospectus, the base indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional interest that may be payable with respect to that amount under the obligations referred to therein. (Section 1008(e))

Redemption of Debt Securities

We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay the debt securities. In addition, holders will not be entitled to require us to repurchase their debt securities from them before the stated maturity. (Section 1101(a))

Optional Redemption

If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will pay holders accrued and unpaid interest, if any, up to but not including to the redemption date and additional interest thereon. Debt securities, or any portion thereof called for redemption, will stop bearing interest on and after the redemption date, unless the redemption payment of such debt security is not paid to holders upon surrender. (Sections 301, 1101 and 1104)

Redemption for Taxation Reasons

If either:

•

as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date of the applicable pricing supplement when a series of debt securities is first issued, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional interest in excess of that attributable to a withholding tax rate of 4.9% with respect to the debt securities (see “—Payment of Additional Interest” and “Taxation—Mexican Tax Considerations”); or

•

in the event that we or any successor of us (assuming the obligations of the debt securities and the indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which we or a successor become subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional interest in excess of that attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the debt securities, then we may, at our option, redeem the debt securities, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the debt securities being redeemed, plus accrued and unpaid interest and any additional interest due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay this additional interest if a payment on the debt securities were then due and (2) at the time such notice of redemption is given such obligation to pay such additional interest remains in effect. (Section 1101(c))

Prior to the giving of any notice of redemption for taxation reasons, we will deliver to the trustee:

•

a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•

an opinion of legal counsel (which may be our in-house counsel) of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment. (Section 1101(d))

This notice, after it is delivered to the holders, will be irrevocable. (Section 1102)

Covenants

The following covenants will apply to us and our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of our subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity. In addition, these covenants and the indenture generally do not limit the ability of our principal shareholders to reduce their ownership interest in us.

Limitation on Liens

We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our property to secure indebtedness for borrowed money where such indebtedness secured by such liens would exceed an aggregate amount equal to the greater of (1) U.S. $4,030 million and (2) 16% of our Consolidated Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sales and Leasebacks,” unless we secure the debt securities equally with, or prior to, the indebtedness for borrowed money secured by such liens. This restriction will not, however, apply to the following:

•

liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;

•

liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;

•

liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries;

•	liens existing on the date the debt securities are issued;

•	liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;

•

any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) shall have been made;

•	liens on accounts receivable, inventory, or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business;

•	liens resulting from a direct or indirect pledge of any or all of our shares in Heineken N.V. or Heineken Holdings N.V. or any holding company the principal assets of which consist of such shares;

•	any liens on real estate related to retail or commercial locations operated by us or our subsidiaries that is contributed to a trust (a “Real Estate Trust”); and

•

liens arising out of the refinancing, extension, renewal or refunding of any debt described above; provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property. (Section 1006)

“Consolidated Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on our consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with IFRS. (Section 101)

For purposes of this covenant, the covenant set forth under “—Limitation on Sale and Leasebacks” and the events of default set forth under “—Default, Remedies and Waiver of Default—Events of Default,” “significant subsidiary” means any of our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC. As of December 31, 2018, our significant subsidiaries consisted of Coca-Cola FEMSA, S.A.B. de C.V., FEMSA Comercio, S.A. de C.V. and CB Equity LLP. (Section 101)

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate amount of attributable debt of us and our significant subsidiaries in respect of sale and leaseback transactions then outstanding (other than any sale and leaseback transactions permitted under the following second and third bullet points) would not exceed an aggregate amount equal to the greater of (1) U.S. $4,030 million or (2) 16% of our Consolidated Tangible Assets less, in each case, any secured indebtedness permitted under “—Limitation on Liens” that does not secure the debt securities equally with, or prior to, the indebtedness for borrowed money secured by such liens;

•

we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the debt securities or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased (Section 1007); or

•	the transaction involves the lease by us or our subsidiaries of real estate contributed to a Real Estate Trust.

Notwithstanding the foregoing, we and/or our subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.

“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our significant subsidiary to that lender or investor for a sale price of U.S. $5 million (or its equivalent in other currencies) or more. (Section 101)

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

Provision of Information

We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005)

If, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee copies of the audited annual financial statements within 120 days after the end of our fiscal year and copies of the unaudited quarterly financial statements within 60 days of the end of each of the first three fiscal quarters of each year. (Section 1005)

If any of our senior executive officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will deliver a certificate to the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•	if we are not the successor person in the transaction, the successor expressly assumes our obligations under the debt securities and the indenture;

•

immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to the debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, or any transaction in which we sell or otherwise dispose of less than substantially all our assets.

Defaults, Remedies and Waiver of Defaults

Holders will have special rights if an event of default with respect to the debt securities they hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to any series of the debt securities:

•	we fail to pay interest on any debt security within 30 days after its due date;

•	we fail to pay the principal or premium, if any, of any debt security on its due date;

•

we remain in breach of any covenant in the indenture for the benefit of holders of the debt securities of any series, for 90 days after we receive a notice of default (sent by the trustee at the written request of holders of a majority in principal amount of the outstanding debt securities of that series to us or by the holders of a majority in principal amount of the outstanding debt securities of that series to us and the trustee) stating that we are in breach;

•

we or any of our significant subsidiaries experience a default or event of default under any instrument relating to debt, prior to its maturity, that results in the failure to pay principal, or in the acceleration, of an aggregate principal amount equal to or greater than U.S. $150 million (or its equivalent in other currencies);

•

a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of U.S. $150 million (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of a majority in principal amount of the outstanding debt securities of such series to us or by the holders of a majority in principal amount of the outstanding debt securities of such series to us and the trustee); or

•

we or any of our significant subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.

Remedies Upon Event of Default

If an event of default with respect to any series of the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of a majority in principal amount of the outstanding debt securities of such series, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional interest shall become due and payable. If, however, an event of default with respect to any series of debt securities occurs because of a bankruptcy, insolvency or reorganization relating to us or any of our significant subsidiaries, the entire principal amount of all the debt securities of such series and any accrued interest and any additional interest will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional interest will become immediately due and payable. (Section 502)

Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If at any time after a declaration of acceleration with respect to any series of debt securities is made and before a judgment for payment has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (except in the event of an event of default arising from bankruptcy, insolvency or reorganization or similar proceedings) may rescind and annul such declaration and its consequences, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to such series of debt securities have been cured or waived. (Section 502)

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.

The trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Sections 512 and 603(e))

Before a holder of any debt securities of any series bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of such series and the event of default has not been cured or waived;

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of such series must make a written request that the trustee take action with respect to the debt securities of such series because of the default and they or other holders must offer to the trustee indemnity satisfactory to the trustee against the cost and other liabilities incurred by complying with such request;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series must not have given the trustee directions that are inconsistent with the written request previously delivered by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series. (Section 507)

A holder will be entitled, however, at any time to bring a lawsuit for the payment of money due on any debt securities held by that holder on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive a past default for all the debt securities of such series. If this happens, the default will be treated as if it had been cured. However, no holder may waive (i) a payment default on any debt security or (ii) a covenant default by which we make any of the changes in “—Modification and Waiver – Changes Requiring Each Holder’s Approval” without obtaining approval of each affected holder of outstanding debt securities of such series. (Section 513)

Modification and Waiver

There are three types of changes we can make to the indenture, any supplemental indenture and the outstanding debt securities under the indenture.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:

•	a change in the stated maturity of any principal or interest payment on a debt security;

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;

•	a change in our obligation to pay additional interest;

•	a change in the currency of any payment on a debt security other than as permitted by the debt security;

•	a change in the place of any payment on a debt security;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture; and

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to waive our compliance with the indenture, any supplemental indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, such as making changes to conform the provisions contained in the indentures or the debt securities to the description of debt securities contained in this prospectus or an applicable prospectus supplement and the addition of covenants, events of default or security and other clarifications and changes that would not adversely affect the right of holders of outstanding debt securities under the indenture in any material respect. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture or the debt securities of any series will be required to be approved by the holders of a majority in principal amount of the outstanding debt securities of such series affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of certain of our covenants in the indenture and any supplemental indenture. Our covenants include the promises we make about merging, creating liens on our interests and entering into sale and leaseback transactions, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, the indenture or any supplemental indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1010)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture, any supplemental indenture or the debt securities or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities, the maintenance of agencies with respect to the debt securities and the rights, powers, trusts, duties, immunities, and indemnities and other provisions in respect of the trustee (Sections 1201 and 1202) or (2) our obligations under certain covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of a particular series of debt securities. (Sections 1201 and 1203) In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants delivered to the trustee, to pay the principal, premium, if any, and interest (including additional interest) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)

If we elect either legal defeasance or covenant defeasance with respect to any series of debt securities, we must so elect it with respect to all of the outstanding debt securities of such series. (Section 1201)

Special Rules for Actions by Holders

When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities are Eligible for Action by Holders

Only holders of outstanding debt securities of a particular series will be eligible to vote or participate in any action by holders. In addition, we will count only outstanding debt securities of that series in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption. (Section 101) In addition, any debt securities owned or held by us or any of our affiliates will be disregarded and deemed not to be outstanding for these purposes.

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate trust office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify holders of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Sections 304 and 1002)

Notices

As long as we issue debt securities in global form, notices to be given to holders will be given to the relevant depositary therefor, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the register maintained by the security registrar, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Governing Law

The indenture, any supplemental indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)

Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the debt securities, the indenture or any supplemental indenture (subject to the exceptions described below), we have:

•	submitted to the jurisdiction of any U.S. federal or New York state court in the Borough of Manhattan, The City of New York, and any appellate court thereof;

•

agreed that all claims in respect of such legal action or proceeding may be heard and determined in such U.S. federal or New York state court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction on account of our present or future place of residence or domicile; and

•	appointed CT Corporation System, with an office at 28 Liberty Street, New York, New York 10005, United States of America, as process agent, and such agent has accepted such appointment.

The process agent will receive, on our behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us at the address specified above for the process agent. (Section 115)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against us or our properties in other courts where jurisdiction is independently established.

To the extent that we have or hereafter may acquire or have attributed to us any sovereign or other immunity under any law, we have agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 115)

Currency Indemnity

Our obligations under the debt securities will be discharged only to the extent that the trustee or the relevant holder is able to purchase the securities currency with any other currency paid to the trustee or that holder in accordance with any judgment or otherwise. If the trustee or the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. (Section 1009)

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the debt securities. The Bank of New York Mellon or its affiliates may have other business relationships with us from time to time.

FORM OF DEBT SECURITIES, CLEARING AND SETTLEMENT

Global Debt Securities Denominated in U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form, without interest coupons. Debt securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global debt securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global debt securities).

Beneficial interests in the global debt securities may be credited within DTC to its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream, Luxembourg Banking, société anonyme (“Clearstream, Luxembourg”) on behalf of the owners of such interests.

Investors may hold their interests in the global debt securities directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global debt securities may not be exchanged for debt securities in physical, certificated form except in the limited circumstances described below.

Depositary Trust Company

DTC has advised that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Book-Entry Procedures for Global Debt Securities

Interests in the global debt securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we, the trustee, the security registrar, any paying agent nor any transfer agent is responsible for those operations or procedures.

DTC was created to hold debt securities for its participants and to facilitate the clearance and settlement of debt securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; and banks and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own debt securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated debt securities; and

•

will not be considered the registered owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of debt securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the debt securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global security held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global debt securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global debt securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Global Debt Securities Denominated in a Currency other than U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.

We will issue the debt securities as one or more global debt securities registered in the name of a common depositary for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global debt securities through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the debt securities will be carried out through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Clearstream, Luxembourg and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds debt securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream, Luxembourg and Euroclear.”

Debt Securities Denominated in Pesos

Holders of debt securities denominated in Mexican pesos may own beneficial interests in the global security through the facilities of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), which is a participant in each of Clearstream, Luxembourg and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. Holders who own beneficial interests in the debt securities through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Debt Securities

Beneficial interests in the global debt securities may not be exchanged for debt securities in physical, certificated form unless:

•	the depositary notifies us at any time that it is unwilling or unable to continue as depositary for the global debt securities and a successor depositary is not appointed within 90 days;

•	the depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the debt securities.

In all cases, certificated debt securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the applicable depositary.

For information concerning paying agents for any debt securities in certificated form, see “Description of Debt Securities—Payment Provisions—Payments on Certificated Debt Securities.” If any of these three events occurs, we will issue the debt securities in fully certificated registered form and, thereafter, we, the trustee, the security registrar, the paying agents and the transfer agents will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the relevant paying agent.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	holders will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•

all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution in accordance with its policies and procedures.

TAXATION

The following summary describes the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, hold or dispose of the debt securities. This summary does not describe any tax consequences arising under the laws of any state, municipality, locality or taxing jurisdiction other than the federal laws of the United States and Mexico, or U.S. and Mexican federal taxes other than income taxes.

This summary is based on the federal tax laws of Mexico and the United States (including the tax treaty entered into between Mexico and the United Stated described below) as in effect on the date of the registration statement, which includes this prospectus, as well as on federal rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change, in the case of U.S. federal income tax law, could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisors as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, municipal, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal Mexican federal income tax consequences under the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a resident of Mexico for tax purposes and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment for tax purposes in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a tax resident of Mexico if he or she has established his or her home in Mexico or if his or her “center of vital interest” is located in Mexico, which is deemed to occur if any of the following are met: (i) more than 50% of such individual’s total income, in any calendar year, is from a Mexican source, or (ii) such individual’s principal center of professional activities is located in Mexico. A Mexican national that is employed by the Mexican government is deemed to be a resident of Mexico, even in the event that his/her center of vital interests is located outside Mexico. Unless otherwise proven, Mexican nationals are deemed residents of Mexico for tax purposes. A corporation is considered a tax resident of Mexico if it has established its principal place of business management or its effective seat of business management in Mexico. A permanent establishment in Mexico for tax purposes of a foreign person will be regarded as a resident of Mexico, and such permanent establishment will be required to pay taxes in Mexico in accordance with applicable tax laws, for any income attributable to such permanent establishment. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest (or amounts deemed interest) on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest made in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or broker dealers in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the CNBV has been notified of the issuance of the debt securities pursuant to the Mexican Income Tax Law and Article 7 of the Mexican Securities Market Law and its regulations, and (3) the information requirements specified in the general rules of the SHCP and the SAT are satisfied (including the filing of information related to the debt securities offering and this prospectus). In the event that such requirements are not satisfied, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of payments treated as interest on the debt securities.

Payments of interest made with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of residence, (3) the relevant interest income is exempt from taxation in such country of residence of the fund, and (4) the fund provides information to us, which we can provide to the SAT, in respect of such fund’s place of residence.

We have agreed, subject to specified exceptions and limitations, to pay additional interest to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional interest in respect of such Mexican withholding taxes, any refunds of such additional interest will be for our account. See “Description of Debt Securities—Payment of Additional Interest.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional interest may be limited as set forth under “Description of Debt Securities—Payment of Additional Interest.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Debt Securities

Gains realized by a foreign holder from the sale or other disposition of debt securities to a nonresident of Mexico will not be subject to Mexican taxation.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities.

U.S. Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of debt securities that will hold debt securities as capital assets and acquired such debt securities upon their original issuance at their original issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, the alternative minimum tax or the Medicare tax on net investment income. Investors should consult their own tax advisors in determining the tax consequences to them of holding debt securities under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

This discussion does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered with more than a de minimis amount of original issue discount or at a price that is greater than their stated principal amount, or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances, you should read the applicable prospectus supplement.

As used herein, a “U.S. holder” is a beneficial owner of a debt security that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the debt securities. A “Non-U.S. holder” is a beneficial owner of a debt security that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.

Book/Tax Conformity.

United States persons that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not entirely clear to what types of income the book/tax conformity rule applies, or, in some cases, how the rule is to be applied if it is applicable. However, recently released proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Payments of Interest and Additional Interest

Payments of the gross amount of stated interest and additional interest (as defined in “Description of Debt Securities—Payment of Additional Interest”) with respect to a debt security, i.e., including amounts withheld in respect of Mexican withholding taxes, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting.

Subject to generally applicable restrictions and conditions, Mexican withholding tax paid at the appropriate rate applicable to the U.S. holder will be treated as foreign income tax eligible (i) for credit against a U.S. holder’s U.S. federal income tax liability, or (ii) at the election of such U.S. holder, for deduction in computing such U.S. holder’s taxable income (provided that the U.S. holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and additional interest (as defined in “Description of Debt Securities—Payment of Additional Interest”) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income.” The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of such deduction, involves the application of rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in their particular situations.

Sale, Exchange or Retirement of Debt Securities

Upon the sale, exchange or retirement of a debt security, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such ) and the U.S. holder’s tax basis in such debt security. A U.S. holder’s tax basis in a debt security will generally equal the cost of the debt security to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the debt security for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss. Consequently, if any such gain is subject to Mexican withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the debt securities.

Specified Foreign Financial Assets.

Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include debt securities issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the debt securities, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the debt securities made to, and the proceeds of dispositions of debt securities effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

At the time of offering any debt securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell debt securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of debt securities will set forth the terms of the offering of those debt securities, including the name or names of any underwriters or agents, the price of such debt securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those debt securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the debt securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell debt securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the debt securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

No debt securities may be publicly offered in Mexico. Debt securities may be offered in Mexico solely based upon an available exemption under the Mexican Securities Market Law.

EXPERTS

The consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. appearing in its annual report on Form 20-F for the year ended December 31, 2018, and the effectiveness of Fomento Económico Mexicano, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2018, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which, as to the consolidated financial statements, are based in part on the reports of Deloitte Accountants B.V., independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Heineken N.V. and subsidiaries incorporated in this prospectus by reference from FEMSA’s annual report on Form 20-F for the year ended December 31, 2018 have been audited by Deloitte Accountants B.V., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the securities under New York law, and Carlos Eduardo Aldrete Ancira, our general counsel, will provide an opinion regarding the authorization of the securities under Mexican law.

ENFORCEABILITY OF CIVIL LIABILITIES

FEMSA is a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, with its principal place of business (domicilio social) in Monterrey. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Carlos Eduardo Aldrete Ancira, our general counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is part of that registration statement, does not contain all of the information set forth in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us by contacting us at the address and telephone number set forth below under “Incorporation of Certain Information by Reference.”

Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. Any information we file or furnish electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov and at our website at www.femsa.com/en/. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on our website, even if it might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of, and should be read in conjunction with, this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 24, 2019 (SEC File No. 001-35934);

•

any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•

any future reports on Form 6-K that we file with, or furnish to, the SEC after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus that are identified in such reports as being incorporated by reference in this Registration Statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico, Attention: Investor Relations, telephone (52-818) 328-6167.

You should rely only on the information included or incorporated by reference in this prospectus and in the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein is accurate as of any date other than that on the front cover of the applicable document.